EXHIBIT 99.1

                                 (Company Logo)

NEWS RELEASE FOR JANUARY 3, 2007 at 2:30 AM EST AND 7:30 AM GMT
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Contact:
  ALLEN & CARON INC.                    or CLEAN DIESEL TECHNOLOGIES, INC.
  Mike Mason (US investors)                Dr. Bernhard Steiner, CEO & President
  (212) 691-8087; michaelm@allencaron.com  (203) 327-7050; bsteiner@cdti.com
  Len Hall (US media)                      Ann Ruple, CFO, VP & Treasurer
  (949) 474-4300; len@allencaron.com       (203) 327-7050; aruple@cdti.com

                CLEAN DIESEL TECHNOLOGIES COMPLETES $9.5 MILLION
                                PRIVATE PLACEMENT

STAMFORD, CT (JANUARY 3, 2007)   Clean Diesel Technologies, Inc. (EBB:CDTI,
AIM:CDT/CDTS & XETRA:CDI), a developer of chemical and technological solutions to reduce harmful engine emissions, announced today that it has secured commitments totaling US$9.5 million in gross proceeds from new and existing individual and institutional shareholders, as well as from directors and management of the Company. The private placement will result in Clean Diesel issuing an aggregate of 7 million separable units of common stock and warrants at a price of US $1.35 per unit.

     CEO Bernhard Steiner said the proceeds of the financing will provide working capital, predominantly for the continued commercialization and protection of its core technologies and products at a pivotal time for the Company.

     Dr. Steiner added "In light of the growing concern for the effects of global warming and air pollution, the world and its governments have adopted a more focused attitude towards greenhouse gas emissions and especially the need for the immediate reduction of particulate matter, oxides of nitrogen and fuel consumption. This acceleration and enforcement of legislation is requiring polluters to reduce tailpipe and other emissions. It is in precisely these markets that our technologies have worldwide application, especially when they enable cheaper and more effective use of existing pollution control systems."

     The units now being issued include shares of common stock, Class A Warrants and Class B Warrants. The Class A Warrants will entitle the holder until July 2, 2007 to purchase, at a price of $2.00 per share, one share of common stock for every two shares acquired in the offering. The Class B Warrants will entitle the holder until December 29, 2007 to purchase, at a price of $2.50 per share, one share of common stock for every two shares acquired in the offering. The total number of shares of common stock which could be issued upon exercise of all of the Class A and Class B Warrants is 7 million. After completion of this financing, Clean Diesel will have 33.2 million common shares outstanding (approximately 44.9 million shares on a fully diluted basis).

     Directors and senior management have invested US$106,321 for a total of 78,756 common shares and 78,756 warrants. These include Derek Gray, non-executive Chairman of the Board of Directors, for 37,037 units; John de Havilland, non-executive Director, for 25,000 units; Dr. Walter Copan, Executive Vice President, North American Operations and Chief Technology Officer, for 7,410 units; Timothy Rogers, Executive Vice President, International Operations, for 3,704 units; and Ann Ruple, Vice President Administration, Chief Financial Officer and Treasurer, for 5,605 units.

     The placement of 7 million common shares and 7 million warrants was managed and completed by the specialist environmental, London-based investment banking house, Innovator Capital Limited.

     Application will be made for the common shares and the warrant shares, when and if such shares are exercised, to be listed on AIM. Trading of the new common shares outside the US is expected to commence on or about January 8, 2007.

     The Company intends to file a registration statement with the US Securities and Exchange Commission following completion of the audit of the Company's 2006 financial statements.


About Clean Diesel Technologies, Inc.
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     Clean Diesel Technologies, Inc. and its UK representative office, Clean
Diesel International LLC, is a developer of chemical and technological solutions to reduce harmful engine emissions. Clean Diesel Technologies has patented products that reduce emissions from combustion engines while simultaneously improving fuel economy and power. Products include Platinum Plus(R) fuel borne catalysts, the Platinum Plus Purifier System and the ARIS(R) 2000 urea injection systems for selective catalytic reduction of NOx. Their products are now operational in commercial trucking fleets in the US and Europe, as well as in municipal bus lines. Platinum Plus and ARIS are registered trademarks of Clean Diesel Technologies, Inc. For more information, visit Clean Diesel at www.cdti.com or contact the Company directly.
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     Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including those detailed in the Company's filings with the US Securities and Exchange Commission, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

UK media / investor enquiries:
---------------------------------
ABCHURCH COMMUNICATIONS                           www.abchurch-group.com
Heather Salmond / Justin Heath                    100 Cannon Street, London
Email: heather.salmond@abchurch-group.com         EC4N 6EU
Email: justin.heath@abchurch-group.com            Tel: +44 (0) 20 7398 7700


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